EXHIBIT 99.1

News Release

Victory Capital Reports May 2025 Total Client Assets

and Provides Additional Information Following Close of Amundi Transaction

San Antonio, Texas, June 10, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $289.4 billion, Other Assets of $3.7 billion, and Total Client Assets of $293.1 billion, as of May 31, 2025.

For the month of May, Average Total AUM was $285.5 billion, average Other Assets was $3.6 billion, and average Total Client Assets was $289.2 billion.

Second-Quarter Guidance Update

As previously disclosed, the Company issued 5.4 million shares of its preferred stock to Amundi S.A., on May 23, 2025, increasing the total number of fully diluted shares to approximately 88.3 million shares. Based on the timing of share issuances, the estimated fully diluted shares outstanding in the second quarter period is expected to be approximately 85 million shares.

Moreover, following the successful integration of the Pioneer Investment business on April 1st, the Company's consolidated fee rate realization beginning in the second quarter and going forward is projected to be in the range of 46 to 47 basis points. In addition to differences in average fee rates for the two legacy organizations, to align with Victory Capital's accounting policy, certain Pioneer Fund Administration reimbursements and Broker Dealer commissions will be shown on a net basis whereas, prior to the transaction closing, Pioneer Investments recorded these on a gross basis. The different accounting treatment is the primary driver for the change in projected fee rate realization and there is no expected impact to EBITDA or EBITDA margin resulting from this accounting treatment. The total amount of net expense synergies and the timing to realize them are unchanged.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	May 31, 2025	April 30, 2025
Solutions	$76,395	$72,635
Fixed Income	78,952	78,569
U.S. Mid Cap Equity	31,074	30,049
U.S. Small Cap Equity	12,849	12,421
U.S. Large Cap Equity	58,921	55,363
Global / Non-U.S. Equity	24,549	23,607
Alternative Investments	2,965	2,933
Total Long-Term Assets	$285,705	$275,579
Money Market / Short Term Assets	3,681	3,703
Total Assets Under Management[2]	$289,386	$279,282

By Vehicle
Mutual Funds[3]	$163,421	$157,758
Separate Accounts and Other Pooled Vehicles[4]	114,732	111,064
ETFs[5]	11,233	10,460
Total Assets Under Management	$289,386	$279,282

Other Assets[6]
Institutional	$3,711	$3,555
Total Other Assets	$3,711	$3,555

Total Client Assets
Total Assets Under Management	$289,386	$279,282
Total Other Assets	3,711	3,555
Total Client Assets	$293,097	$282,836

By Region
U.S.	$246,520	$237,794
Non-U.S.	46,578	45,043
Total Client Assets	$293,097	$282,836

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $289.4 billion, and $293.1 billion in total client assets, as of May 31, 2025. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com